EXHIBIT 99.1

TRITON NETWORK SYSTEMS ANNOUNCES INTENT WITH RESPECT TO
FUTURE DISTRIBUTIONS TO STOCKHOLDERS

DALLAS — (BUSINESS WIRE) — January 31, 2005 — Triton Network Systems, Inc. (Pink Sheets: TNSIZ) announced that, it currently does not intend to make any further distributions to its stockholders until the resolution of pending Class Action lawsuits. The remaining set of Class Action lawsuits is part of what is referred to as the “IPO laddering” claims. Triton is one of approximately 300 companies that have been named as defendants in these lawsuits. These suits have been brought on behalf of stockholders alleging, among other things, that the prospectus for the defendants’ public offerings, including Triton’s public offering, were misleading because the prospectus did not disclose alleged improper compensation that the plaintiffs claim the underwriters of the offerings obtained for themselves in connection with the offerings, and that the defendants should have disclosed alleged agreements between the underwriters and those to whom they allocated shares that the plaintiffs claim caused the market price of the defendants’ shares (including Triton’s) to be inflated. The principal terms of a global settlement between the plaintiffs, almost all of the issuers (including Triton), and all individuals affiliated with those issuers (including the individuals named in the IPO laddering lawsuit against Triton), have been set forth in a memorandum of understanding. Should the lawsuits be resolved under the terms currently being discussed, Triton would not be required to make any cash payments to the plaintiffs. Any settlement with the plaintiffs would require court approval. Concluding and obtaining final approval could take years to resolve.

Triton previously made a cash distribution to its stockholders of $0.77 per share in cash to stockholders of record on January 31, 2002. Triton currently has a cash and marketable securities of approximately $1.3 million (or approximately $0.037 per share common share of stock) to pay for estimated ongoing expenses and remaining contingent liabilities. The timing and amount of any additional cash distributions will be dependent on, among other things, the amount of ongoing expenses and the ultimate resolution of the remaining contingent liabilities.

Triton also announced that Stanley Arthur has resigned from the Board of Directors. Ken Vines and Howard “Skip” Speaks will remain as directors and Ken Vines will remain as the sole officer of Triton.

Statements contained in this press release related to Triton that are not historical facts may be forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the future. The forward-looking statements contained in this press release include, among other things, statements relating to the resolution of the IPO laddering Class Action claims and the timing and amount of any additional cash distributions to stockholders.

CONTACT:	Triton Network Systems, Inc. Ken Vines, (678)323-3855